Exhibit 99.2

MEDIA RELEASE

Overwhelming majority of Gold Fields’
Shareholders say “No” to Harmony

Johannesburg, 29 November 2004. The Board of Directors (the “Board”) of Gold Fields Limited (GFI: JSE and NYSE) today welcomed the fact that the overwhelming majority of its long term shareholders had opted to reject Harmony’s Early Settlement Offer which closed on Friday 26th September.

Ian Cockerill, Chief Executive Officer of Gold Fields, commented:

“The low take-up of this offer is a clear indication that our shareholders recognise that Harmony’s Offer falls woefully short on value. The fact that only 10.8% of shares were tendered signals that Harmony will never be successful in gaining control of the company with such an undervalued and ill-conceived offer. I would like to thank shareholders for this expression of their support.”

“Investors in Gold Fields own an impressive array of assets with great prospects, domestically and internationally. They are not going to give these up for a ‘low ball’ offer.”

“Harmony is in a no-win situation. They cannot vote any of the shares they have acquired. Their offer does not provide our long-term shareholders anything that resembles value, just Harmony’s over valued shares, no cash and no control premium. Harmony should withdraw the offer and concentrate on addressing its own problems and not seek to transfer them to our shareholders.”

On Friday, the Competition Appeal Court interdicted and restrained Harmony or any third party from voting or exercising any rights attaching to any Gold Fields shares which Harmony may acquire under the early settlement offer or otherwise until approval for the early settlement offer has been obtained from the competition authorities.

Directors: C M T Thompson* (Chairman), A J Wright (Deputy Chairman), I D Cockerill† (Chief Executive Officer), K Ansah#, G J Gerwel, N J Holland† (Chief Financial Officer), J M McMahon†, G R Parker‡, R L Pennant-Rea†, P J Ryan,
T M G Sexwale, B R van Rooyen, C I von Christierson
*Canadian, †British, ‡American, #Ghanaian.
Corporate Secretary: C Farrel

Gold Fields Limited
Reg. 1968/004880/06
24 St Andrews Road
Parktown, 2193

Postnet Suite 252
Private Bag X30500
Houghton, 2041
South Africa

Tel +27 11 644-2400
Dir +27 11 644-2460
Fa +27 11 484-0639
www.goldfields.co.za

Enquires

South Africa

Willie Jacobsz
Tel +27 11 644-2460
Fa +27 11 484-0639

North America

Cheryl A Martin
Tel +1 303 796-8683
Fa +1 303 796-8293

Today, the Securities Regulation Panel reinforced that view by ruling that the Harmony Offer is one, single, composite transaction, subject to the Code and not two separate transactions.

For more information please visit http://www.goldfields.co.za ends

In the United States, Gold Fields Limited (“Gold Fields”) will file a Solicitation/Recommendation Statement with the Securities and Exchange Commission (the “SEC”) on Schedule 14D-9 and holders of the Gold Fields Ordinary Shares and American Depositary Shares are advised to read it as it contains important information. Copies of the Schedule 14D-9 and other related documents filed by Gold Fields are available free of charge on the SEC’s website at http://www.sec.gov. Any documents filed by Harmony Gold Mining Company Limited, including any registration statement on Form F-4 (including any prospectus contained therein) and related exchange offer materials as well as its Tender Offer Statement on Schedule TO, will also be available free of charge on the SEC’s website.

The directors of Gold Fields accept responsibility for the information contained in this document. To the best of their knowledge and belief (having taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

Copies of this document are not being made available, and must not be mailed, forwarded, transmitted or otherwise distributed or sent in or into Australia, Canada, Japan, the Republic of Ireland or any other jurisdiction in which it is illegal to make this document available and persons receiving this document (including custodians, nominees and trustees) must not distribute, forward, mail, transmit or send it in or into or from Australia, Canada, Japan, the Republic of Ireland or any such other jurisdiction.

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